Exhibit 99.1

EMERGE INTERACTIVE COMPLETES

$1 MILLION PRIVATE PLACEMENT FINANCING

•	eMerge raises $1 million in private placement of common stock with existing shareholder
•	Private placement proceeds and Excel’s accelerated lease payments to provide eMerge with $4.0 million in working capital to fund operations

SEBASTIAN, FL, November 24, 2003 – eMerge Interactive, Inc. (NASDAQ: EMRG), a technology company providing VerifEYE ™ food safety systems, individual-animal tracking and database management services to the beef-production industry, today announced it has completed a private placement of common stock with an existing shareholder, raising $1 million in proceeds. As part of the transaction, eMerge sold 1,605,136 common shares at $0.623 per share and issued warrants to purchase an additional 802,568 common shares at an exercise price of $0.98 per share.

“We view this investment from an existing eMerge shareholder as a vote of confidence in our technology and the future of our company,” commented David C. Warren, eMerge President and Chief Executive Officer. “The $1 million in proceeds from this transaction, combined with the recently announced $3.0 million in accelerated lease payments from the Excel Corporation, strengthens our balance sheet considerably and will provide the Company with $4.0 million in working capital to execute its business plan.”

These securities have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. eMerge has agreed to file a registration statement with respect to the resale of the shares. This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein.

About eMerge Interactive

eMerge Interactive, Inc. is a technology company providing VerifEYE ™ food safety systems, individual-animal tracking and database management services to the beef production industry. The Company’s individual animal-tracking technologies include CattleLog ™, an exclusive data-collection and reporting system that enables beef-verification and branding. The Company’s food-safety technologies include VerifEYE ™, a meat-inspection system that was developed and patented by scientists at Iowa State University and the Agricultural Research Service of the USDA for which eMerge Interactive holds exclusive rights to its national and international commercialization.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including the acceptance by our customers of electronic commerce as a means of conducting business, our ability to grow revenue and margins, our ability to implement our acquisition and expansion strategy, the impact of competition on pricing, the impact of litigation, general economic conditions and other factors discussed in this release and as set forth from time to time in our other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

For additional information regarding this press release contact:

Juris Pagrabs, Chief Financial Officer, eMerge Interactive at 772-581-9741

Darren E Barker, Vice President, Investor Relations International at 818-382-9706